Exhibit 12.2

First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

Quarter Ended
March 31, 2016

Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$29,067
Plus:
Fixed Charges (excluding capitalized interest)	27,141

Total earnings	$56,208

Fixed Charges:
Interest expensed and capitalized	$26,183
An estimate of the interest component within rental expense	958
Total fixed charges before preferred dividends	$27,141

Preferred dividends	-
Ratio of pre tax income to net income	1.25
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$27,141
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.07

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$29,067
Plus:
Fixed Charges (excluding capitalized interest)	9,884

Total earnings	$38,951

Fixed Charges:
Interest expensed and capitalized	$8,926
An estimate of the interest component within rental expense	958

Total Fixed Charges before preferred dividends	$9,884

Preferred dividends	-
Ratio of pre tax income to net income	1.25
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$9,884
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.94